Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
Dated as of January 12, 2010
between
BEAZER HOMES USA, INC.
and
U.S. BANK NATIONAL ASSOCIATION, as Trustee
7 1/2% MANDATORY CONVERTIBLE SUBORDINATED NOTES DUE 2013
First Supplement to Indenture Dated as of January 12, 2010

i

ii

          FIRST SUPPLEMENTAL INDENTURE, dated as of January 12, 2010 (this “Supplemental Indenture,” together with the Base Indenture (as defined below), the “Indenture”), between Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, acting as indenture trustee (the “Trustee”).
RECITALS OF THE COMPANY
          WHEREAS, the Company and U.S. Bank National Association executed and delivered the indenture, dated as of January 12, 2010 (the “Base Indenture”).
          WHEREAS, the Company desires and has requested the Trustee pursuant to Section 9.1 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Company’s 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (the “Notes”) in the aggregate principal amount of $57,500,000.
          WHEREAS, Section 9.1(7) of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to establish the form or terms of all or any Securities (as defined in the Base Indenture) of any series as permitted by Sections 2.1 and 3.1 of the Base Indenture.
          WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by a Board Resolution of the Company, and all things necessary to make the Notes, when the Notes are executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company have been done. Further, all things necessary to duly authorize the issuance of the Common Stock issuable upon the conversion of the Notes, and to duly reserve for issuance the number of shares of Common Stock issuable upon such conversion, have been done.
          NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
          For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed by the Company and the Trustee, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATIONS
               Section 1.01 Nature of Supplemental Indenture. This Supplemental Indenture supplements the Base Indenture and does, and shall be deemed to, form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

               Section 1.02 Establishment of New Series. Pursuant to Article III of the Base Indenture, there is hereby established the Notes having the terms set forth in the Base Indenture as supplemented, amended or replaced by the terms of this Supplemental Indenture and as set forth in the form of Note attached to this Supplemental Indenture as Exhibit A, which is incorporated herein as a part of this Supplemental Indenture.
               Section 1.03 Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
               (a) capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Trust Indenture Act or the Base Indenture;
               (b) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;
               (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section, Exhibit or other subdivision; and
               (d) the following terms have the meanings given to them in this Section 1.03(d):
          “Acceleration Cash Obligation” has the meaning set forth in Section 5.02.
          “Acceleration Date” has the meaning set forth in Section 5.02.
          “Acceleration Event” has the meaning set forth in Section 5.02.
          “Acceleration Obligations” means the Acceleration Cash Obligation and the Acceleration Stock Obligation.
          “Acceleration Stock Obligation” has the meaning set forth in Section 5.02.
          “Agent” means any Registrar, Paying Agent, or Conversion Agent.

          “Applicable Market Value” has the meaning set forth in Section 3.01 with respect to Common Stock and the meaning set forth in Section 4.01(e) with respect to Exchange Property.
          “Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
          “Base Indenture” has the meaning ascribed to it in the first paragraph under the caption “Recitals of the Company.”
          “Business Day” means any day other than a Saturday or Sunday, a legal holiday or a day on which banking institutions or trust companies in the place of payment are authorized or obligated by law to close.
          “Closing Price” with respect to Exchange Property has the meaning set forth in Section 4.01(e) and with respect to a share of the Common Stock on any given date:
          (1) the closing price on that date or, if no closing price is reported, the last reported sale price of shares of Common Stock on the NYSE on that date; or
          (2) if the Common Stock is not traded on the NYSE, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so traded or, if no closing price is reported, the last reported sale price of the Common Stock on the principal U.S. national or regional securities exchange on which the Common Stock is so traded; or
          (3) if the Common Stock is not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization; or
          (4) if the Common Stock is not so quoted by Pink OTC Markets Inc. or a similar organization, the market value of the Common Stock on that date as determined by the Board of Directors.
          All references herein to the closing price of Common Stock and the last reported sale price of Common Stock on the NYSE shall be such closing price and such last reported sale price as reflected on the website of the NYSE (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the NYSE and as reported by

Bloomberg Professional Service, the closing price and the last reported sale price on the website of the NYSE shall govern.
          “Common Stock” means the common stock of the Company, par value $0.001 per share.
          “Consolidated Tangible Net Worth” as of any date means the stockholders’ equity (including any Preferred Stock) of the Company that is classified as equity under GAAP, other than Disqualified Stock of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders’ equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.
          “Conversion Agent” has the meaning set forth in Section 2.3(a)(i) of the Base Indenture, as amended by Section 2.01.
          “Conversion Date” means the Early Conversion Date or the Mandatory Conversion Date.
          “Conversion Rate” means the number of shares of Common Stock deliverable upon conversion of each Note on the applicable Conversion Date.
          “Covenant Event” has the meaning set forth in Section 3.04(b).
          “Covenant Event Interest Make-Whole Amount” has the meaning set forth in Section 3.04(b).
          “Current Market Price” per share of Common Stock on any date means for the purposes of determining an adjustment to the Fixed Conversion Rate:
          (a) for purposes of adjustments pursuant to Section 4.01(a)(ii), Section 4.01(a)(iv) in the event of an adjustment not relating to a Spin-Off, and Section 4.01(a)(v), the average of the Closing Prices over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

          (b) for purposes of adjustments pursuant to Section 4.01(a)(iv) in the event of an adjustment relating to a Spin-Off, the average of the Closing Prices over the first ten consecutive Trading Days commencing on and including the fifth Trading Day following the Ex-Date for such distribution; and
          (c) for purposes of adjustments pursuant to Section 4.01(a)(vi), the average of the Closing Prices over the five consecutive Trading Day period ending on the seventh Trading Day after the Tender Offer Expiration Date of the relevant tender offer or exchange offer.
          “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
          “Default” means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.
          “Disqualified Stock” has the meaning set forth in the Secured Notes Indenture.
          “DTC” means The Depository Trust Company, New York, New York, and any successor thereto.
          “Early Conversion” has the meaning set forth in Section 3.02.
          “Early Conversion Date” has the meaning set forth in Section 3.06(c).
          “Event of Default” has the meaning set forth in Section 5.01.
          “Exchange Property” has the meaning set forth in Section 4.01(e)(iv).
          “Ex-Date” when used with respect to any issuance or distribution, means the first date on which shares of the Common Stock trade without the right to receive such issuance or distribution.
          “Fair Market Value” means the fair market value as determined in good faith by the Board of Directors (or an authorized committee thereof), whose determination shall be conclusive and set forth in a resolution of the Board of Directors (or such authorized committee).
          “Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

          “Fundamental Change” has the meaning set forth in Section 3.03(c).
          “Fundamental Change Conversion Period” has the meaning set forth in Section 3.03(a).
          “Fundamental Change Conversion Rate” has the meaning set forth in Section 3.03(a).
          “Fundamental Change Effective Date” has the meaning set forth in Section 3.03(a).
          “Fundamental Change Interest Make-Whole Amount” has the meaning set forth in Section 3.03(g).
          “Global Note” means a Note that is a Global Security.
          “Holder” means, with respect to a Note, the Person in whose name the Note is registered in the Security Register.
          “Incur” means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.
          “Indenture” has the meaning ascribed to it in the first paragraph of this Supplemental Indenture.
          “Initial Price” has the meaning set forth in Section 3.01(ii).
          “Intangible Assets” has the meaning set forth in the Secured Notes Indenture.
          “Interest Payment Date” means each January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2010.
          “Interest Payments” or “Interest” means the interest payments payable by the Company on the Interest Payment Dates in respect of each Note, calculated based on the Interest Rate and the principal amount of such Note.

          “Interest Rate” means a rate per annum of 7.50%.
          “Interest Record Date” means, with respect to any Interest Payment payable on any Interest Payment Date, the date fifteen calendar days immediately preceding the relevant Interest Payment Date.
          “Issue Date” means January 12, 2010.
          “Mandatory Conversion Date” means the date designated as a conversion date pursuant to Section 3.01, Section 3.04, and Section 5.02.
          “Mandatory Conversion Rate” has the meaning set forth in Section 3.01.
          “Material Subsidiary” has the meaning set forth in the Secured Notes Indenture.
          “Maximum Conversion Rate” has the meaning set forth in Section 3.01(iii).
          “Minimum Conversion Rate” has the meaning set forth in Section 3.01(i).
          “Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.
          “Notes” has the meaning set forth in the second paragraph under the caption “Recitals of the Company.”
          “NYSE” means the New York Stock Exchange, Inc., together with any successor thereto.
          “Paying Agent” has the meaning set forth in Section 2.01. The Paying Agent shall initially be the Trustee.
          “Preferred Stock” has the meaning set forth in the Secured Notes Indenture.

          “Present Value of Interest Payments” means the present value of all remaining Interest Payments on the Notes through and including the Stated Maturity Date computed using a discount rate equal to the Treasury Yield plus 50 basis points
          “Registrar” has the meaning set forth in Section 2.01. The Registrar shall initially be the Trustee.
          “Reorganization Event” has the meaning set forth in Section 4.01(e)(iv).
          “Responsible Officer”, when used with respect to the Trustee, means any officer within the corporate trust department (or any successor group) who shall have direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
          “Restricted Subsidiaries” has the meaning set forth in the Secured Notes Indenture.
          “Secured Notes Indenture” means the Indenture, dated as of September 11, 2009, among Beazer Homes USA, Inc., the Subsidiary Guarantors named on Schedule I thereto, U.S. Bank National Association, as Trustee, and Wilmington Trust FSB, as Notes Collateral Agent, governing the Company’s 12% Senior Secured Notes due 2017.
          “Spin-Off” means a dividend or other distribution to all or substantially all holders of Common Stock consisting of Capital Stock of, or similar equity interests in, or relating to a Subsidiary or other business unit of the Company.
          “Stated Maturity Date” means January 15, 2013.
          “Stock Price” has the meaning set forth in Section 3.03(e).
          “Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
          “Tender Offer Expiration Date” has the meaning set forth in Section 4.01(a).

          “Tender Offer Expiration Time” has the meaning set forth in Section 4.01(a)(vi).
          “Threshold Appreciation Price” has the meaning set forth in Section 3.01.
          “Trading Day” means a day on which the Common Stock:
          (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
          (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
          “Treasury Yield” means the weekly average yield at the time of computation for United States Treasury securities at constant maturity as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Conversion Date (or, if such Statistical Release is no longer published, any publicly available source for similar market data) most nearly equal to the then-remaining term to January 15, 2013; provided, however, that if the then-remaining term to January 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by straightline interpolation between the two most comparable constant maturities.
          “Trust Indenture Act” means the Trust Indenture Act of 1939, and any statute successor thereto, in each case as amended form time to time, together with the rules and regulations promulgated thereunder.
          “Trustee” means the Person named as the “Trustee” in the first paragraph of this Supplemental Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such Person.
          “Underwriters” has the meaning set forth in the Underwriting Agreement.
          “Underwriting Agreement” means the Underwriting Agreement, dated as of January 6, 2010, between the Company and the Underwriters named therein relating to the Notes.

               Section 1.04 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE, AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO EACH OF THIS INDENTURE OR THE NOTES.
          Nothing in this Section 1.04 shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
               Section 1.05 Counterparts. This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
               Section 1.06 No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
               Section 1.07 Company Responsible for Making Calculations. The Company will be responsible for making all calculations and determinations called for under this Indenture. These calculations and determinations include, but are not limited to, determination of the Closing Prices of Common Stock, the Applicable Market Value, the Conversion Rate, whether a Fundamental Change has occurred, whether adjustments to the Fixed Conversion Rates, Initial Price, Threshold Appreciation Price or Applicable Market Value are required under this Indenture, the amount of the Interest Payments payable on the Notes and the amount of the Acceleration Obligations, if applicable. The Company or its agent will make these calculations and determinations in good faith, and, absent manifest error, such calculations and determinations will be final and binding on the Holders, and the Trustee shall have no responsibility with respect thereto. The Company shall provide a schedule of these calculations and determinations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of these calculations without independent verification thereof. The Trustee will forward these calculations and determinations to any Holder upon the written request of such Holder.
               Section 1.08 Company-owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action, only Notes that a Responsible Officer actually knows are so owned shall be so disregarded.

Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 1.08 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to vote such Notes and that the pledgee is not the Company or any Affiliate of the Company. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of the Company or any Affiliate of the Company, and, subject to this Section 1.08, the Trustee shall be entitled to accept such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.
               Section 1.09 Relationship with Base Indenture. The terms and provisions contained in the Base Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.
     The Trustee accepts the amendments of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company, (c) the due execution hereof by the Company or (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
ARTICLE II
FORM AND ADMINISTRATION OF THE NOTES
               Section 2.01 Form of Notes Generally; Denomination; Registrar, Conversion Agent and Paying Agent. Article II of the Base Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:
“FORM AND ADMINISTRATION OF THE NOTES
     Section 2.1 Form of Notes Generally; Denomination.
               (a) The Notes shall be in substantially the form set forth in Exhibit A to the First Supplemental Indenture, dated as of January 12,

2010, between the Company and the Trustee (the “First Supplemental Indenture”), which Exhibit is incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company and the Trustee shall approve the form of the Notes and any such notations, legends or endorsements on them.
               (b) The aggregate principal amount of the Notes outstanding at any time may not exceed $57,500,000.
               (c) Upon initial issuance, the Notes shall be represented by one or more Global Notes. The Notes shall be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof and shall be deposited with the Trustee as custodian for DTC and registered in the name of DTC or its nominee.
Section 2.2 Form of Trustee’s Certificate of Authentication. The Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A to the First Supplemental Indenture, which Exhibit is incorporated in and made part of this Indenture.
     Section 2.3 Registrar, Conversion Agent and Paying Agent.
               (a) The Company shall maintain an office or agency in New York City, New York where:
               (i) the Notes may be presented or surrendered for conversion (the Person performing such functions at such office or agency, the “Conversion Agent”),
               (ii) the Notes may be presented or surrendered for registration of transfer or for exchange (the Person performing such functions at such office or agency, the “Registrar”),
               (iii) the Notes may be presented for Interest Payments (the Person performing such functions at such office or agency, the “Paying Agent”), and
               (iv) notices and demands in respect of the Notes and this Indenture may be served.

               (b) The Company shall enter into an appropriate agency agreement with any Agent not party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent.
               (c) The duly appointed Registrar, Conversion Agent and Paying Agent for the Notes shall initially be U.S. Bank National Association. The Company may, in its sole discretion, remove the Registrar, Conversion Agent and Paying Agent in accordance with the agreement between the Company and the Registrar, Conversion Agent and Paying Agent, as the case may be; provided that if the Company removes U.S. Bank National Association, the Company shall appoint a successor Registrar, Conversion Agent and Paying Agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.”
ARTICLE III
PAYMENT AND DELIVERY OBLIGATIONS UNDER THE NOTES
               Section 3.01 Mandatory Conversion on the Stated Maturity Date. The Notes shall automatically convert (unless previously converted) on the Stated Maturity Date, into a number of shares of Common Stock equal to the Mandatory Conversion Rate. In addition to the shares of Common Stock issuable upon conversion of each Note at its maturity, Holders will have the right to receive an amount in cash equal to all accrued and unpaid Interest on such Notes up to (but excluding) the Stated Maturity Date.
          The Conversion Rate in respect of each $25 principal amount of the Notes shall be as set forth below, subject in each case to adjustment as set forth in Section 3.03, Section 3.04 and Section 4.01 (the “Mandatory Conversion Rate”):
                    (i) if the Applicable Market Value is greater than or equal to $5.61 (the “Threshold Appreciation Price”), then the Conversion Rate will be 4.4547 shares of Common Stock per Note (the “Minimum Conversion Rate”);
                    (ii) if the Applicable Market Value is less than the Threshold Appreciation Price but greater than $4.60 (the “Initial Price”), then the Conversion Rate will be the quotient obtained by dividing $25 by the Applicable Market Value; and
                    (iii) if the Applicable Market Value is less than or equal to the Initial Price, then the Conversion Rate will be 5.4348 shares of Common Stock per Note (the “Maximum Conversion Rate”).

          The “Applicable Market Value” means, with respect to Common Stock the average of the Closing Prices of Common Stock over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.
               Section 3.02 Conversion at the Option of the Holder. (a) Holders shall have the right to convert their Notes, in whole or in part, at any time prior to Stated Maturity Date (“Early Conversion”), into shares of Common Stock at the Minimum Conversion Rate (other than during a Fundamental Change Conversion Period), subject in each case to adjustment as set forth in Section 4.01.
               (b) In addition to the number of shares of Common Stock issuable upon such conversion, each Holder that elects to convert its Notes prior to the Stated Maturity Date shall have the right to receive an amount in cash equal to all accrued and unpaid Interest on such converted Notes up to the Interest Payment Date that is on or immediately preceding the date of such Early Conversion. Accrued and unpaid Interest from such Interest Payment Date to (but not including) the Early Conversion Date, will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Except as described herein, upon any optional conversion of the Notes, the Company shall make no payment or allowance for unpaid Interest on the Notes.
               (c) If Notes are converted after any regular Interest Record Date but prior to the related Interest Payment Date, Holders of such Notes at the close of business on such Interest Record Date will receive the Interest Payment on the related Interest Payment Date notwithstanding the optional conversion.
               Section 3.03 Conversion Upon Fundamental Change. (a) If a Fundamental Change occurs prior to January 15, 2013, the Company shall provide for the conversion of the Notes by:
               (i) permitting Holders to submit their Notes for conversion at any time during the period (the “Fundamental Change Conversion Period”) beginning on the effective date of such Fundamental Change (the “Fundamental Change Effective Date”) and ending on the earlier of (A) the Stated Maturity Date and (B) the date that is 20 days after the Fundamental Change Effective Date, in either case, at the Conversion Rate (the “Fundamental Change Conversion Rate”) set forth in clauses (d) and (e) below; and
               (ii) paying to converting Holders the Fundamental Change Interest Make-Whole Amount or increasing the Conversion Rate in lieu thereof as set forth in clause (g) below.
               (b) The Company shall notify Holders, to the extent practicable, at least 20 days prior to the anticipated effective date of such Fundamental Change, of the anticipated Fundamental Change Effective Date and the corresponding Fundamental Change Conversion

Period, but in any event not later than two Business Days following the Company becoming aware of the occurrence of a Fundamental Change. In addition, if the Company elects to deliver the Fundamental Change Interest Make-Whole Amount in shares of Common Stock, such notice shall indicate such election.
               (c) A “Fundamental Change” shall be deemed to have occurred at any time after the Notes are originally issued upon the occurrence of any of the following:
               (i) the Common Stock or other common stock into which the Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States; or
               (ii) the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of the Company and its Subsidiaries) or a series of related transactions or events pursuant to which: (A) 90% or more of the Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; and (B) more than 10% of the cash, securities or other property consists of cash, securities or other property that are not, or upon issuance will not be, traded on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.
               (d) The following table sets forth the Fundamental Change Conversion Rate per Note for each hypothetical stock price and Fundamental Change Effective Date set forth below:

Stock Price
Fundamental
Change Effective
Date	$1.00	$3.00	$4.00	$4.50	$4.60	$4.75	$5.00	$5.25	$5.50	$5.61	$6.00	$7.00	$10.00	$15.00	$50.00
January 12, 2010	5.2063	4.6289	4.4833	4.4372	4.4302	4.4192	4.4041	4.3912	4.3804	4.3753	4.3633	4.3436	4.3373	4.3580	4.3882
January 15, 2011	5.3350	4.8158	4.6219	4.5551	4.5443	4.5284	4.5049	4.4847	4.4678	4.4613	4.4405	4.4074	4.3851	4.3968	4.4105
January 15, 2012	5.4061	5.0873	4.8262	4.7216	4.7024	4.6764	4.6373	4.6027	4.5732	4.5622	4.5270	4.4702	4.4292	4.4311	4.4329
January 15, 2013	5.4348	5.4348	5.4348	5.4348	5.4348	5.2632	5.0000	4.7619	4.5455	4.4547	4.4547	4.4547	4.4547	4.4547	4.4547
               (e) The Fundamental Change Conversion Rate will be determined by reference to the table in clause (d) above, based on the Fundamental Change Effective Date and the stock price in the Fundamental Change (the “Stock Price”), which will be:

               (i) in the case of a Fundamental Change described in Section 3.03(c)(ii) in which the holders of Common Stock receive only cash in the Fundamental Change, the Stock Price shall be the cash amount paid per share of Common Stock; and
               (ii) otherwise, the average of the Closing Prices of Common Stock over the 10 consecutive Trading Day period ending on the Trading Day preceding the Fundamental Change Effective Date.
               (f) The exact Stock Price and Fundamental Change Effective Date may not be set forth on the table, in which case:
               (i) if the applicable Stock Price is between two Stock Price amounts on the table or the Fundamental Change Effective Date is between two dates on the table, the Fundamental Change Conversion Rate shall be determined by straightline interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year;
               (ii) if the applicable Stock Price is in excess of $50 per share (subject to adjustment as set forth in Section 4.01(c)), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate, subject to adjustment as set forth in Section 4.01(c); and
               (iii) if the applicable Stock Price is less than $1.00 per share (subject to adjustment as set forth in Section 4.01(c)), then the Fundamental Change Conversion Rate shall be the Maximum Conversion Rate, subject to adjustment as set forth in Section 4.01(c).
               (g) For any Notes that are converted during the applicable Fundamental Change Conversion Period, in addition to the shares of Common Stock delivered upon conversion, the Company shall either:
               (i) pay the Holders of such Notes, in cash, the sum (the “Fundamental Change Interest Make-Whole Amount”) of (A) an amount equal to any accrued and unpaid Interest on the Notes, and (B) the Present Value of Interest Payments on the Notes; or
               (ii) increase the number of shares of Common Stock to be issued upon conversion by a number of shares of Common Stock equal to the Fundamental Change Interest Make-Whole Amount divided by the Stock Price.

               Section 3.04 Covenant Event at the Option of the Company; No Redemption. (a) Following the occurrence of a Covenant Event and during the continuation thereof, the Company may require Holders to convert all, but not less than all, of the Notes then outstanding for shares of Common Stock at the Maximum Conversion Rate. The Company shall provide a notice of a Covenant Event and its election to specify a related Mandatory Conversion Date as soon as practicable following the end of the fiscal quarter on which the Covenant Event has occurred (but in no event later than 10 days following the Company making such financial statement for such fiscal quarter publicly available), specifying the applicable Mandatory Conversion Date, which notice shall be issued not less than 15 nor more than 45 calendar days prior to the Mandatory Conversion Date, by mail to the Trustee, the Paying Agent and each Holder of Notes. Such notice shall specify whether the Company elected to deliver the Covenant Event Interest Make-Whole Amount in cash or shares of Common Stock.
               (b) In addition to the shares of Common Stock delivered upon conversion pursuant to this Section 3.04 and any other amounts that may then be due to Holders upon conversion (including for the avoidance of doubt under Section 3.03(d), (e) and (f)), the Company shall either:
               (i) pay the Holders of such Notes, in cash, the sum (the “Covenant Event Interest Make-Whole Amount”) of (A) an amount equal to any accrued and unpaid Interest on the converted Notes, and (B) the Present Value of all remaining Interest Payments on the converted Notes through and including the Stated Maturity Date, calculated as set forth in Section 3.03, or
               (ii) increase the number of shares of Common Stock to be issued on conversion by a number of shares of Common Stock equal to the Covenant Event Interest Make-Whole Amount divided by the average of the Closing Prices of Common Stock over the 5 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.
A “Covenant Event” shall have been deemed to occur and continue during any quarter if the Consolidated Tangible Net Worth of the Company shall be less than $85,000,000 as of the last day of the Company’s immediately preceding fiscal quarter.
               (c) The Company may not redeem or cause the conversion of the Notes before the Stated Maturity Date, except as described under in this Section 3.04.
               Section 3.05 Conversion Procedures Upon Any Mandatory Conversion. The Persons entitled to receive the shares of Common Stock issuable upon any mandatory conversion of the Notes (either on the Stated Maturity Date or as a result of a Covenant Event or Event of Default) will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the Mandatory Conversion Date. Prior to 5:00 p.m. New York City time on the Mandatory Conversion Date, the shares of Common Stock issuable upon conversion of the Notes will not be deemed to be outstanding for any purpose and Holders will have no rights with respect to such shares of Common Stock by virtue of holding the Notes, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock.
               Section 3.06 Conversion Procedures Upon Optional Conversion. If a Holder elects to convert its Notes prior to the Stated Maturity Date, in the manner described in Section 3.02 and Section 3.03, the Holder must observe the following conversion procedures:
               (a) If a Holder holds a beneficial interest in a Global Note, to convert the Holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all taxes or duties, if any.
               (b) If a Holder holds Notes in certificated form, to convert the Holder must:
               (i) complete and manually sign the conversion notice on the back of the Note or a facsimile of the conversion notice;
               (ii) deliver the completed conversion notice and the certificated Notes to be converted to the Conversion Agent;
               (iii) if required, furnish appropriate endorsements and transfer documents; and
               (iv) if required, pay all transfer or similar taxes or duties, if any.
               (c) The conversion will be effective on the date on which a Holder has satisfied all of the foregoing requirements, to the extent applicable (the “Early Conversion Date”). A Holder will not be required to pay any taxes or duties relating to the issuance or delivery of Common Stock if such Holder exercises its conversion rights, but such Holder will be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder. A certificate representing Common Stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full.
               (d) The person or persons entitled to receive the Common Stock issuable upon Early Conversion or in connection with a Fundamental Change shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. Prior to such applicable Early Conversion

Date, shares of Common Stock issuable upon conversion of any Notes shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding Notes.
               (e) In case any Notes in a denomination greater than $25 shall be surrendered for partial Early Conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Notes so surrendered, without charge, new Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.
               (f) Upon the Early Conversion of an interest in a Global Note, the Trustee (or other Conversion Agent appointed by the Company) shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any Early Conversions of Notes effected through any Conversion Agent other than the Trustee.
               (g) The Company shall deliver the shares of Common Stock and the amount of cash, if any, to which the Holder converting pursuant to Section 3.02 is entitled on or prior to the third Trading Day immediately following the Early Conversion Date.
               Section 3.07 Interest Payments. The first paragraph of Section 3.7 of the Base Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:
“The Company shall pay, on each Interest Payment Date, the Interest Payments payable in respect of principal amount of each Note to the Person in whose name a Note is registered at 5:00 p.m., New York City time, on the Interest Record Date relating to such Interest Payment Date. If any Interest Payment Date is not a Business Day, the Company will pay the related Interest Payment on the next Business Day (without any interest or other payment resulting from the delay). Interest Payments will be computed on the basis of a 360-day year of twelve 30-day months and, in the case of any incomplete month, the actual number of days elapsed during the month. If the Stated Maturity Date or any Conversion Date for the Notes falls on a day that is not a Business Day, the Company will pay the Interest Payment on the next Business Day (without any interest or other payment resulting from the delay). Interest Payments will include accrued Interest from the Issue Date, or from the most recent date to which Interest Payments have been paid, as the case may be, up to (but excluding) the Interest Payment Date or the Stated Maturity Date or Conversion Date, as the case may be. The Interest Payments will be payable at the office of the Paying Agent in New York City maintained for that purpose, by wire transfer of immediately available funds to an account appropriately designated by the Holder entitled thereto or by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register.”
               Section 3.08 No Fractional Shares. (a) No fractional shares of Common Stock shall be issued to Holders upon conversion.
               (b) In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate principal amount of Notes of any Holder that are converted, that Holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:
               (i) in the case of a mandatory conversion or conversion in connection with a Fundamental Change, the average of the Closing Prices of Common Stock over the 10 consecutive Trading Days immediately preceding the Conversion Date; or
               (ii) in the case of each Early Conversion, the Closing Price per share of Common Stock on the second Trading Day immediately preceding the Conversion Date.
               (c) The number of full shares of Common Stock shall be computed on the basis of the aggregate principal amount of the Notes surrendered by such Holder.
               Section 3.09 Charges and Taxes. The Company will pay all stock transfer and similar taxes attributable to the delivery of the Common Stock pursuant to the Notes; provided, however, that the Company shall not be required to pay any such tax or taxes that may be payable in respect of any registration of a share of Common Stock in a name other than that of the registered Holder surrendered in respect of the Notes evidenced thereby, other than in the name of the Trustee, as custodian for such Holder, and the Company shall not be required to deliver such share certificates unless and until the Person or Persons requesting the transfer or registration thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
ARTICLE IV
ADJUSTMENTS
          Section 4.01 Anti-Dilution Adjustments to the Fixed Conversion Rates. (a) Each Fixed Conversion Rate shall be subject to the following adjustments:
          (i) Stock Dividends and Distributions. If the Company issues Common Stock to all or substantially all of the holders of Common Stock as a dividend or other distribution, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be divided by a fraction:
               (A) the numerator of which is the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and
               (B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution.
          Any adjustment made pursuant to this clause (i) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (i), the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury by the Company but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company.
          (ii) Issuance of Stock Purchase Rights. If the Company issues to all or substantially all holders of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants will be increased by multiplying such Fixed Conversion Rate by a fraction:
               (A) the numerator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock issuable pursuant to such rights or warrants, and
               (B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price.

          Any adjustment made pursuant to this clause (ii) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (ii) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors (or an authorized committee thereof), whose determination shall be conclusive). For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Company but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not issue any such rights or warrants in respect of shares of Common Stock held in treasury by the Company.
          (iii) Subdivisions and Combinations of the Common Stock. If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:
          (A) the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and
          (B) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.
          Any adjustment made pursuant to this clause (iii) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.
          (iv) Debt or Asset Distribution. (A) If the Company distributes to all or substantially all holders of Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding (1) any dividend or distribution covered by Section 4.01(a)(i), (2) any rights or warrants covered by Section 4.01(a)(ii), (3) any dividend or distribution covered by Section 4.01(a)(v) and (4) any Spin-Off to which the provisions set forth in Section 4.01(a)(iv)(B) apply), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:
          1. the numerator of which is the Current Market Price, and
          2. the denominator of which is the Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock.
          (B) In the case of a Spin-Off, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:
          1. the numerator of which is the sum of (x) the Current Market Price and (y) the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed which is applicable to one share of Common Stock as of the fifteenth Trading Day after the Ex-Date for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the average of the Closing Prices of such securities for the ten consecutive Trading Day period ending on such fifteenth Trading Day), and
          2. the denominator of which is the Current Market Price.
          Any adjustment made pursuant to this clause (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that such distribution described in this clause (iv) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to each Fixed Conversion Rate is required under this clause (iv) during any settlement period in respect of the Notes that have been tendered for conversion, delivery of the shares of Common Stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).
          (v) Cash Distributions. If the Company distributes an amount exclusively in cash to all or substantially all holders of Common Stock (excluding (1) any cash that is distributed in a Reorganization Event to which Section 4.01(e) applies, (2) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company or (3) any consideration payable in as part of a tender or exchange offer by the Company or any Subsidiary of the Company), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:
          (A) the numerator of which is the Current Market Price, and
          (B) the denominator of which is the Current Market Price minus the amount per share of Common Stock of such distribution.
          Any adjustment made pursuant to this clause (v) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that any distribution described in this clause (v) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to such Fixed Conversion Rate which would then be in effect if such distribution had not been declared.
          (vi) Self Tender Offers and Exchange Offers. If the Company or any Subsidiary of the Company successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for Common Stock (excluding any securities convertible or exchangeable for Common Stock), where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Tender Offer Expiration Date”) will be multiplied by a fraction:
          (A) the numerator of which shall be equal to the sum of:
               a. the aggregate cash and Fair Market Value on the Tender Offer Expiration Date of any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Tender Offer Expiration Date; and
               b. the product of the Current Market Price and the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Tender Offer Expiration Time”) on the Tender Offer Expiration Date; and
          (B) the denominator of which shall be equal to the product of the Current Market Price and the number of shares of Common Stock outstanding immediately prior to the Tender Offer Expiration Time on the Tender Offer Expiration Date.

          Any adjustment made pursuant to this clause (vi) shall become effective immediately after 5:00 p.m., New York City time, on the seventh Trading Day immediately following the Tender Offer Expiration Date. In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversation Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in each Fixed Conversation Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi). If an adjustment to each Fixed Conversion Rate is required pursuant to this clause (vi) during any settlement period in respect of the Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).
          (vii) Except with respect to a Spin-Off, in cases where the Fair Market Value of assets (including cash), debt securities or certain rights, warrants or options to purchase securities of the Company as to which Section 4.01(a)(iv) or Section 4.01(a)(v) apply, applicable to one share of Common Stock, distributed to holders of Common Stock equals or exceeds the average of the Closing Prices of the Common Stock over the five consecutive Trading Day period ending on the Trading Day before the Ex-Date for such distribution, rather than being entitled to an adjustment in each Fixed Conversion Rate, Holders shall be entitled to receive upon conversion, in addition to a number of shares of Common Stock equal to the applicable conversion rate in effect on the applicable Conversion Date, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted its Notes immediately prior to the date fixed for determination of the holders of Common Stock entitled to receive the distribution calculated by multiplying the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising such distribution by the number of shares of Common Stock equal to the Minimum Conversion Rate in effect on the applicable Conversion Date.
          (viii) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any Notes, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Common Stock as described in Section 4.01(a)(iv), subject to readjustment in the event of the expiration, termination or redemption of such rights.
          (b) Adjustment for Tax Reasons. The Company may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 4.01, as the Company deems advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.
          (c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Stock Price. (i) All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this Section 4.01(c)(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however that with respect to adjustments to be made to the Fixed Conversion Rates in connection with cash dividends paid by the Company, the Fixed Conversion Rates shall be adjusted regardless of whether such aggregate adjustments amount to one percent or more of the Fixed Conversion Rates no later than March 15 of each calendar year; provided, further that on the earlier of the Mandatory Conversion Date, an Early Conversion Date and the Effective Date of a Fundamental Change, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
          (ii) If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 4.01(a) or 4.01(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 3.01 shall apply on the Mandatory Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to Sections 4.01(a) or 4.01(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment. The Company shall make appropriate adjustments to the Closing Prices prior to the relevant Ex-Date, effective date or Tender Offer Expiration Date, as the case may be, used to calculate the Applicable Market Value to account for any adjustments to the Initial Price, the Threshold Appreciation Price and the Fixed Conversion Rates that become effective during the 20 consecutive Trading Day period used for calculating the Applicable Market Value.
          (iii) If:
          (A) the record date for a dividend or distribution on Common Stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and
          (B) such dividend or distribution would have resulted in an adjustment of the number of shares of Common Stock issuable to the Holders had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then the Company shall deem the Holders to be holders of record of Common Stock for purposes of that dividend or distribution. In this case, the Holders would receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon the Mandatory Conversion Date.
          (iv) If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 4.01(a) or 4.01(b), a proportional adjustment shall be made to each Stock Price column heading set forth in the table included in Section 3.03(d). Such adjustment shall be made by multiplying each Stock Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment. Each of the Conversion Rates in the table included in Section 3.03(d) will be subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in this Section 4.01.
          (v) No adjustment to the Fixed Conversion Rates shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment. In addition, the applicable Conversion Rate shall not be adjusted:
          (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
          (B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
          (C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date; or
          (D) for a change in the par value or no par value of the Common Stock.
          (d) Notice of Adjustment. Whenever the Fixed Conversion Rates and the Fundamental Change Conversion Rates are to be adjusted, the Company shall:
          (i) compute such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates and prepare and transmit to the Trustee and any Conversion Agent an Officers’ Certificate setting forth such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;
          (ii) within five Business Days following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates and the Fundamental Change Conversion Rates (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and
          (iii) within five Business Days following the determination of such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates provide, or cause to be provided, to the Holders a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rates and Fundamental Change Conversion Rates, as applicable, was determined and setting forth such adjusted Fixed Conversion Rates or Fundamental Change Conversion Rates.
          (e) Reorganization Events. In the event of:
          (i) any consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another Person);
          (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;
          (iii) any reclassification of Common Stock into securities including securities other than Common Stock; or
          (iv) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition), in each case, as a result of which the Company’s Common Stock would be converted into, or exchanged for, securities, cash or property (each, a “Reorganization Event”), each Note outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind of securities, cash and other property (the “Exchange Property”) that such Holder would have been entitled to receive if such Holder had converted its Notes into Common Stock immediately prior to such Reorganization Event. For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The number of units of Exchange Property for each Note converted following the Effective Date of such Reorganization Event shall be determined based on the Mandatory Conversion Rate, Minimum Conversion Rate or

Fundamental Change Conversion Rate, as the case may be, then in effect on the applicable Conversion Date (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Conversion Date). The applicable Conversion Rate shall be (1) in the case of an Early Conversion Date, the Minimum Conversion Rate, and (2) otherwise, the Mandatory Conversion Rate as determined under Section 3.01 based upon the Applicable Market Value.
          For purposes of this Section 4.01(e), “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. For purposes of this Section 4.01(e), the term “Closing Price” shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 4.01(e), references to Common Stock in the definition of “Trading Day” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.
          The above provisions of this Section 4.01(e) shall similarly apply to successive Reorganization Events and the provisions of Section 4.01 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of Common Stock in any such Reorganization Event.
          The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 4.01(e).
ARTICLE V
EVENTS OF DEFAULT; ACCELERATION; REMEDIES
               Section 5.01 Events of Default. Section 5.1 of the Base Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:
     “Section 5.1 Events of Default (a) Each of the following events is an “Event of Default” (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) the failure of the Company to pay any Interest Payment on any Note when the same becomes due and payable and the continuance of such failure for a period of 30 days;
     (ii) the failure of the Company to issue the required number of shares of Common Stock upon conversion of any Note at maturity, upon acceleration or otherwise;
     (iii) the failure by the Company to comply with any of its agreements or covenants in, or provisions of, the Notes or the Indenture and such failure continues for the period and after the notice specified below;
     (iv) the acceleration of any indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries that has an outstanding principal amount of $25.0 million or more in the aggregate;
     (v) the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries with an outstanding aggregate amount of $25.0 million or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); provided that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;
     (vi) a final judgment or judgments that exceed $25.0 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;
     (vii) the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
     (A) commences a voluntary case,
     (B) consents to the entry of an order for relief against it in an involuntary case,

     (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or
     (D) makes a general assignment for the benefit of its creditors; or
     (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,
     (B) appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or
     (C) orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days.
     (b) A Default under Section 5.1(a)(iii) hereof shall not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of not less than 25% of the aggregate principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.”
               Section 5.02 Acceleration Event. Section 5.2 of the Base Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:
     “Section 5.2 Acceleration Event. (a) The Holders may not enforce the provisions of the Indenture or the Notes except as provided in the Indenture.
     (b) If an Event of Default shall have occurred and be continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately (other than an Event of Default specified in Section 5.1(a)(vii) and (viii), in which case no declaration of acceleration or notice shall be required). Upon such acceleration (the “Acceleration Event”), the Notes will automatically convert into shares of Common Stock as set forth in Section 3.01 of the First Supplemental Indenture at the Maximum Conversion Rate; such obligation (the “Acceleration Stock

Obligation”), together with (i) all accrued and unpaid Interest up to, but excluding, the date of acceleration (the “Acceleration Date”) and (ii) the Present Value of Interest Payments on the Notes ((i) and (ii) together, the “Acceleration Cash Obligation”), shall become immediately due and payable. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive such default or Event of Default (other than any default or Event of Default in Interest Payments) on the Notes. Holders of a majority in principal amount of the then outstanding Notes may rescind an Acceleration Event and its consequence (except an Acceleration Event due to nonpayment of Interest on the Notes under Section 5.1(a)(i)) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.”
                Section 5.03 Collection of Interest and Suits for Enforcement by Trustee. Section 5.3 of the Base Indenture is hereby amended with respect to the Notes as follows:
               (a) Clause (2) is hereby amended and restated in its entirety with respect to the Notes as follows: “(2) default is made in delivery of shares of Common Stock and/or cash (if any) on any Conversion Date under Article III of the First Supplemental Indenture or the delivery of Acceleration Obligations under Section 5.02 of the First Supplemental Indenture,”.
               (b) The phrases “principal and any premium and” and “on any overdue principal and premium and” in the proviso immediately following clause (2) shall not apply to the Notes.
               Section 5.04 Application of Money Collected. Section 5.6 of the Base Indenture is hereby amended with respect to the Notes as follows:
               (a) The phrase “principal or any premium or” in the first paragraph thereof shall not apply to the Notes.
               (b) The phrases “principal of and any premium and”, “principal and any premium and”, and “, respectively” in the paragraph thereof commencing with the word “SECOND” shall not apply to the Notes.
               Section 5.05 Unconditional Right of Holders to Receive Interest Payments under the Notes and to Convert; Right of Holders to Institute Suit. Section 5.8 of the Base Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:
“Section 5.8 Unconditional Right of Holders to Receive Interest Payments under the Notes and to Convert; Right of Holders to Institute Suit. Notwithstanding any other provision in this Indenture, the Holder of any Security shall have the right, which is absolute and unconditional, to receive payment of interest on such Security in accordance with its terms, and to convert such Security in accordance with its terms, and to institute suit for the enforcement of any such payment and, if applicable, any such right to convert, and such rights shall not be impaired without the consent of such Holder.”
ARTICLE VI
SATISFACTION AND DISCHARGE
               Section 6.01 Satisfaction and Discharge of the Supplemental Indenture. The satisfaction and discharge provisions set forth in this Article VI shall, with respect to the Notes, supersede the entirety of Article IV of the Base Indenture, and all references in the Base Indenture to Article IV thereof and satisfaction and discharge provisions therein, as the case may be, shall, with respect to the Notes, be deemed to be references to this Article VI and the satisfaction and discharge provisions set forth in this Article VI, respectively. When the Company shall deliver to the Trustee for cancellation all Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether upon conversion at Stated Maturity or otherwise) and the Company shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, cash and shares of Common Stock sufficient to pay all amounts due on all of such Notes (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including Interest due and all amounts due upon conversion, accompanied by a verification report as to the sufficiency of the deposited amount from an independent certified accountant or other financial professional reasonably satisfactory to the Trustee (which may include any of the Underwriters), and if the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then this Supplemental Indenture shall cease to be of further effect (except as to rights hereunder of Holders of the Notes to receive all amounts owing upon the Notes and the other rights, duties and obligations of Holders of the Notes, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and the rights, obligations and immunities of the Trustee hereunder), and the Trustee, upon receipt of a Company Request accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Supplemental Indenture with respect to the Notes have been complied with, and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Supplemental Indenture; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Supplemental Indenture or the Notes.
               Section 6.02 Application of Trust Money. Subject to Section 6.04, all monies deposited with the Trustee pursuant to Section 6.01 shall be held in trust for the sole benefit of the Holders, and such monies shall be applied by the Trustee to the payment, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Notes for the payment of which such monies have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest, if any. The Company may direct by Company Order the investment of any money deposited with the Trustee pursuant to Section 6.01 in (1) United States Treasury Securities with a maturity date of one year or less or (2) a money market fund that invests solely in short term United States Treasury Securities and from time to time the Company may direct the reinvestment of all or a portion of such money in other securities or funds meeting the criteria specified in clause (1) or (2) of this sentence.
               Section 6.03 Paying Agent to Repay Monies Held. Upon the satisfaction and discharge of this Indenture, all monies then held by any Paying Agent of the Notes (other than the Trustee) shall, upon written request of the Company, be repaid to the Company or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.
               Section 6.04 Return of Unclaimed Monies. Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of Interest on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the Interest on such Notes shall have become due and payable, shall be repaid to the Company by the Trustee on demand and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holder of any of the Notes shall thereafter look only to the Company for any payment that such Holder of the Notes may be entitled to collect unless an applicable abandoned property law designates another Person.
               Section 6.05 Reinstatement. If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 6.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Supplemental Indenture, the Base Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 6.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 6.02; provided, however , that if the Company makes any payment of interest on or principal of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE VII
THE TRUSTEE
               Section 7.01 Amendments to the Base Indenture. Article VI of the Base Indenture is hereby amended with respect to the Notes as follows:
               (a) The reference in Section 6.2 of the Base Indenture to Section 5.1(4) thereof shall be deemed a reference to Section 5.1(a)(iii) thereof, as amended by Section 5.01 of this Supplemental Indenture;

               (b) the following text shall be inserted after the first sentence of Section 6.2 of the Base Indenture: “Notwithstanding the preceding sentence, except in the case of an Event of Default described in Section 5.1(a)(vii) or Section 5.1(a)(viii), the Trustee may withhold the notice if and so long the Trustee determines in good faith that withholding such notice is in the best interest of the Holders of Notes.”
               (c) The reference in Section 6.7(3) of the Base Indenture to Section 5.1(5) thereof shall be deemed reference to Section 5.1(a)(vii) thereof, as amended by Section 5.01, and the reference in Section 6.7(3) of the Base Indenture to Section 5.1(6) thereof shall be deemed a reference to Section 5.1(a)(viii) thereof, as amended by Section 5.01 of this Supplemental Indenture.
ARTICLE VIII
SUPPLEMENTAL INDENTURES
               Section 8.01 Amendments or Supplements Without Consent of Holders. In addition to any permitted amendment or supplement to the Indenture pursuant to Section 9.1 of the Base Indenture, the Company and the Trustee, at any time and from time to time, may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder of the Notes:
               (a) In order to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or
               (b) to conform this Supplemental Indenture and the form or terms of the Notes to the section entitled “Description of the Notes” as set forth in the final prospectus supplement related to the offering and sale of the Notes dated January 6, 2010.
               Section 8.02 Amendments, Supplements or Waivers With Consent of Holders. Notwithstanding the foregoing provision and Section 10.6 of the Base Indenture and in addition to the provisions of Section 9.2 of the Base Indenture, no amendment or waiver, including a waiver in relation to a past Event of Default shall, without the consent of each Holder affected thereby, other than to conform this Supplemental Indenture and the form or terms of the Notes to the section entitled “Description of the Notes” as set forth in the final prospectus supplement related to the offering and sale of the Notes dated January 6, 2010:
               (a) make any change that adversely affects the conversion rights of any Notes; or
               (b) reduce any Fixed Conversion Rates, Fundamental Change Conversion Rate, Fundamental Change Interest Make-Whole Amount, Covenant Event Interest

Make-Whole Amount, or amend or modify in any manner adverse to the Holders the Company’s obligation to make any delivery or payment upon conversion, whether through an amendment or waiver of provisions in the covenants or definitions related thereto or otherwise.
ARTICLE IX
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
               Section 9.01 Amendments to the Base Indenture. Section 8.1(1) of the Base Indenture is hereby amended with respect to the Notes by deleting the phrase “the principal of and any premium and”.
ARTICLE X
COVENANTS
               Section 10.01 Amendments to the Base Indenture.
               (a) Section 10.1 of the Base Indenture is hereby amended with respect to the Notes by deleting the phrase “the principal of and any premium and”.
               (b) Section 10.3 of the Base Indenture is hereby amended with respect to the Notes by deleting the phrase “the principal of or any premium or” in the first and fifth paragraphs and by deleting the phrase “principal, premium or” in the fifth paragraph thereof.
               (c) The Company shall deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company shall deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

ARTICLE XI
HOLDERS’ LIST AND REPORTS
                Section 11.01 Amendments to the Base Indenture. Section 7.1(1) of the Base Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:
          “(1) quarterly, not later than January 15, April 15, July 15 and October 15 in each year, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of the immediately preceding January 1, April 1, July 1 or October 1 as the case may be, and”
ARTICLE XII
INAPPLICABLE PROVISIONS OF THE BASE INDENTURE
                Section 12.01 Redemption of Securities. The provisions of Article XI of the Base Indenture shall not apply to the Notes.
                Section 12.02 Sinking Funds; Defeasance and Covenant Defeasance; Guarantees. The provisions of Articles XII and XIII of the Base Indenture shall not apply to the Notes.
                Section 12.03 Guarantees. The provisions of Article XIV of the Base Indenture shall not apply to the Notes.
[SIGNATURES ON THE FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

BEAZER HOMES USA, INC.
By:	/s/ Allan P. Merrill
	Name:	Allan P. Merrill
	Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ William Bryan Echols
	Name:	William Bryan Echols
	Title:	Vice President

EXHIBIT A
[FORM OF FACE OF NOTE]
          [THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
          UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[1]	This language should be included if the Note is a Global Security.

A-F-1

No. ____ CUSIP No. 07556Q 402
BEAZER HOMES USA, INC.
7 1/2% MANDATORY CONVERTIBLE SUBORDINATED NOTE DUE 2013
PRINCIPAL AMOUNT: $                      [As revised by the Schedule of Increases and Decreases in Global Note attached hereto]2
          This Note certifies that                       is the registered Holder of the Note in the aggregate principal amount set forth above. This Note consists of the rights of the Holder under such Note and obligations of Beazer Homes USA, Inc., a Delaware corporation (the “Company,” which term shall include any successor corporation under the Indenture (as defined on the reverse hereof)). All capitalized terms used herein which are defined in the Indenture have the meaning set forth therein.
          The Company promises to pay, on each Interest Payment Date, the Interest Payments payable in respect of the principal amount of each Note to the Person in whose name a Note is registered at 5:00 p.m., New York City time, on the Interest Record Date relating to such Interest Payment Date. If any Interest Payment Date is not a Business Day, the Company will pay the related Interest Payment on the next Business Day (without any interest or other payment resulting from the delay). Interest Payments will be computed on the basis of a 360-day year of twelve 30-day months and, in the case of any incomplete month, the actual number of days elapsed during the month. If the Stated Maturity Date or any Conversion Date for the Notes falls on a day that is not a Business Day, the Company will pay the Interest Payment on the next Business Day (without any interest or other payment resulting from the delay). Interest Payments will include accrued Interest from the Issue Date, or from the most recent date to which Interest Payments have been paid, as the case may be, up to (but excluding) the Interest Payment Date or the Stated Maturity Date or Conversion Date, as the case may be. Any Interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) will forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid (a) to the Person in whose name this Note (or its Predecessor Security) is registered at the close of business on a Special Record Date or (b) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

[2]	Include bracketed language if Note is a Global Security.

A-F-2

          Interest Payments on the Notes will be payable at the office of the Paying Agent in New York City, by wire transfer of immediately available funds or by check mailed to the address of the Person entitled thereto as such address appears on the Security Register.
          Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

A-F-3

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BEAZER HOMES USA, INC.
By:
Name:
Title:

A-F-4

CERTIFICATE OF AUTHENTICATION
OF TRUSTEE
This is one of the Notes designated herein and referred to in the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

Dated:

A-F-5

(FORM OF REVERSE OF NOTE)
          This Note is governed by an Indenture, dated as of January 12, 2010, and a First Supplemental Indenture, dated as of January 12, 2010, each as may be supplemented from time to time in accordance with the terms thereof (together, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (including its successors thereunder, the “Trustee”), to which Indenture reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders and of the terms upon which the Notes are, and are to be, executed and delivered.
          This Note is one of a duly authorized issue of 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (the “Notes”), limited in aggregate principal amount of $57,500,000. Unless converted prior to the Stated Maturity Date, this Note obligates the Company to deliver to the Holder of this Note, with respect to each $25 principal amount, on the Stated Maturity Date a number of shares of Common Stock equal to the Conversion Rate.
          Holders also have the right to convert their Notes, in whole or in part, at any time prior to the Stated Maturity Date, into shares of Common Stock at the Minimum Conversion Rate (unless such conversion takes place during a Fundamental Change Conversion Period), in addition to accrued and unpaid interest to the Interest Payment Date that is on or immediately preceding the date of such optional conversion.
          If a Fundamental Change occurs prior to the Stated Maturity Date, Holders may convert their Notes into Common Stock during the Fundamental Change Conversion Period at the Fundamental Change Conversion Rate. In addition to any Common Stock delivered upon conversion during a Fundamental Change Conversion Period, the Company will either pay Holders of such Notes a cash Fundamental Change Interest Make-Whole Amount or increase the number of shares of Common Stock to be delivered upon conversion in an amount equal to the Fundamental Change Interest Make-Whole Amount divided by the Stock Price.
          The Company also has the right to require Holders to convert all of the Notes outstanding for shares of Common Stock at the Maximum Conversion Rate in the event of a Covenant Event. In addition to any Common Stock delivered upon mandatory conversion following a Covenant Event and any other amounts which may then be due to Holders, the Company will pay Holders a cash Covenant Event Interest Make-Whole Amount or increase the number of shares of Common Stock to be delivered upon conversion in an amount equal to the Covenant Event Interest Make-Whole Amount divided by the average of the Closing Prices of Common Stock over the 5 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

A-R-1

          The “Conversion Rate” with respect to each $25 principal amount of this Note, subject in each case to adjustment as set forth in the Indenture and rounded upward or downward to the nearest 1/10,000th of a share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share), is equal to:
          (1) if the Applicable Market Value (as defined below) is greater than or equal to $5.61 (the “Threshold Appreciation Price”), 4.4547 shares of Common Stock per Note (the “Minimum Conversion Rate”);
          (2) if the Applicable Market Value is less than the Threshold Appreciation Price but greater than $4.60 (the “Initial Price”), the quotient obtained by dividing $25 by the Applicable Market Value; and
          (3) if the Applicable Market Value is less than or equal to the Initial Price, 5.4348 shares of Common Stock per Note (the “Maximum Conversion Rate”).
          No fractional shares of Common Stock will be issued upon conversion of this Note, as provided in Section 3.08 of the Supplemental Indenture.
          The “Applicable Market Value” means the average of the Closing Prices of Common Stock over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.
          “Closing Price” with respect to Exchange Property shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property, and with respect to a share of the Common Stock on any date of determination means:
          (1) the closing price on that date or, if no closing price is reported, the last reported sale price, of shares of Common Stock on the NYSE on that date; or
          (2) if the Common Stock is not traded on the NYSE, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so traded or, if no closing price is reported, the last reported sale price of the Common Stock on the principal U.S. national or regional securities exchange on which the Common Stock is so traded; or
          (3) if the Common Stock is not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization; or

A-R-2

          (4) if the Common Stock is not so quoted by Pink OTC Markets Inc. or a similar organization, the market value of the Common Stock on that date as determined by the Board of Directors.
          For purposes of the definition of the Closing Price of the Exchange Property, references to Common Stock in the definition of “Trading Day” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.
          All references herein to the closing price of Common Stock and the last reported sale price of the Common Stock on the New York Stock Exchange shall be such closing price and such last reported sale price as reflected on the website of the NYSE (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the NYSE and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the NYSE shall govern.
          A “Trading Day” means a day on which the Common Stock:
          (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
          (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
          The Notes are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. The transfer of any Note will be registered and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents permitted by the Indenture. No service charge shall be required for any such registration of transfer or exchange, but the Company and the Trustee may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.
          The Company agrees to treat, and by its acceptance or acquisition of this Note or beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note intend and agree to treat this Note as equity in the Company rather than as a debt instrument or as a prepaid forward contract to purchase the Common Stock for all United States federal, state and local tax purposes.

A-R-3

          Subject to certain exceptions, the provisions of the Indenture may be amended with the consent of the Holders of a majority of the aggregate principal amount of the Outstanding Notes.
          This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
          The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner of this Note for the purpose of receiving Interest Payments, for the purpose of conversion and for all other purposes whatsoever, whether or not such Note be overdue and notwithstanding any notice to the contrary, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
          The Notes shall not, prior to the conversion thereof, entitle the Holder to any of the rights of a holder of Common Stock.
          A copy of the Indenture is available for inspection at the offices of the Trustee.
SCHEDULE OF EXCHANGES OF NOTES3
The following exchanges, increases/decreases in principal amount, repurchases or conversions of a part of this Global Note have been made:

			Principal Amount of	Signatory of
			this Global Note	Authorized
	Amount of Decrease	Amount of Increase	Following Such	Signatory of
	in Principal Amount	in Principal Amount	Decrease or	Trustee or
Date of Exchange	of this Global Note	of this Global Note	Increase	Custodian

[3]	This schedule should be included only if the Note is a Global Security.

A-R-4

ABBREVIATIONS
          The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:	Custodian
(cust) (minor)

Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.

A-R-5

ASSIGNMENT FORM4
To assign this Note, fill in the form below:
          For value received                                          hereby sell(s), assign(s) and transfer(s) unto                                           (Please insert social security or other Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                          attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature(s)

Signature(s) must be guaranteed by an an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature(s)

[4]	This form should be included only if the Note is a certificated Security.

A-R-6

CONVERSION INSTRUCTIONS5
          The undersigned Holder directs that a certificate for Common Stock deliverable upon conversion of this Note (or the portion thereof below designated) be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

Dated:
Signature
Signature Guarantee:
(if assigned to another Person)

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:

Principal amount to be converted (in a minimum principal amount of $25 or an integral multiple thereof, if less than all):
$

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

[5]	This form should be included only if the Note is a certificated Security.

A-R-7